EXHIBIT 99.1

Del Frisco’s Restaurant Group, Inc. Announces Third Quarter 2017 Results

SOUTHLAKE, Texas, Oct. 13, 2017 (GLOBE NEWSWIRE) -- Del Frisco’s Restaurant Group, Inc. (NASDAQ:DFRG), the owner and operator of the Del Frisco’s Double Eagle Steak House, Sullivan’s Steakhouse, and Del Frisco’s Grille restaurant concepts, reported financial results today for the third quarter ended September 5, 2017.

Key highlights from the third quarter 2017 compared to the third quarter 2016 include:

  Consolidated revenues increased 2.7% to $73.3 million from $71.4 million.
  Total comparable restaurant sales decreased 4.0%, comprised of a 1.8% decrease in average check and 2.2% decrease in customer counts. Total comparable restaurant sales were negatively impacted by 50 basis points due to the elimination of lunch operating hours at selected Sullivan’s Steakhouse locations and 25 basis points due to the impact of Hurricane Harvey, for a total of 75 basis points.
  ·  Comparable restaurant sales decreased 1.1% at Del Frisco’s Double Eagle Steak House, comprised of a 1.2% decrease in average check and 0.1% increase in customer counts.
  ·  Comparable restaurant sales decreased 7.7% at Sullivan’s Steakhouse, comprised of a 1.0% decrease in average check and 6.7% decrease in customer counts. Excluding the aforementioned elimination of lunch operating hours, comparable restaurant sales decreased 5.2%, comprised of a 6.0% decrease in average check and 0.8% increase in customer counts.
  ·  Comparable restaurant sales decreased 5.4% at Del Frisco’s Grille, comprised of a 4.0% decrease in average check and 1.4% decrease in customer counts.
  Cost of sales, as a percentage of consolidated revenues, increased to 29.5% from 28.3%.
  GAAP net loss of $1.8 million, or $0.08 per diluted share, compared to GAAP net income of $0.8 million, or $0.03 per diluted share.
  Adjusted net loss* of $0.6 million, or $0.03 per diluted share, compared to Adjusted net income* of $0.9 million, or $0.04 per diluted share.
  Restaurant-level EBITDA* decreased 12.3% to $10.7 million from $12.2 million.

*    Adjusted net (loss)/income, Adjusted EPS, and Restaurant-level EBITDA are non-GAAP measures. For a reconciliation of Adjusted net (loss)/income and Restaurant-level EBITDA to GAAP net income and Operating (loss)/income, respectively, and why we consider them useful, see the reconciliation of non-GAAP measures accompanying this release.

Norman Abdallah, Chief Executive Officer of Del Frisco's Restaurant Group, Inc., said, “We had guided to a modest loss on adjusted EPS during the third quarter based upon low single digit negative comparable restaurant sales and associated operating deleveraging. While this certainly proved accurate, we could not have predicted that a hurricane would have resulted in 17 lost operating days across three restaurants in the Houston area, which negatively impacted us by an additional $0.01 per diluted share. Although we are reiterating annual adjusted EPS for our underlying business of $0.76 to $0.80, we now believe that the lower end of this range is increasingly likely. This guidance also excludes the negative impact of hurricanes Harvey and Irma, which we estimate amounts to between $0.02 and $0.03 on a full year adjusted EPS basis.”

Abdallah continued, “By October 18th we will have launched new menus and marketing campaigns across all three brands, which we believe will help drive our success going forward. Our new menus feature items such as dry-aged, bone-in steaks and enhanced wine and cocktail selections and have been rigorously tested at select locations over the past few months. Early results from the Double Eagle, which launched its new menu nationally on September 27th and campaign on October 5th are encouraging, with average check improvements and penny profits similar to those we saw in test.”

Abdallah added, “Our new branding puts into action the insights we gained through consumer research while our marketing approach is predicated on intelligent campaign targeting and new tools. We have also optimized our spending by devoting 70% of our budget to digital channels. This will increase our relevance on social media and drive sales by enabling the right message to get to the right people at the right time.”

Abdallah concluded, “We now have greater clarity on our future development plans and, due to the strength of our real estate pipeline, are increasing our 2018 forecast to between five and seven openings. This will consist of Double Eagles in Boston, Atlanta, as well as the brand’s first location in California and two Del Frisco’s Grilles in Westwood and Philadelphia. In support of our strategy to accelerate growth of our high-returning Double Eagle brand, we have recently reached an agreement with a developer to open two flagship Double Eagle locations in California. These openings would position us among the fastest growing companies within the upscale dining industry with at least 10% unit growth and are based upon disciplined capital deployment of targeted 30%+ cash on cash generation.”

Review of Third Quarter 2017 Operating Results
Consolidated revenues increased $1.9 million, or 2.7%, to $73.3 million in the third quarter of 2017 from $71.4 million in the third quarter of 2016. Total net operating weeks increased to 630 from 607. Total comparable restaurant sales decreased 4.0% in the third quarter of 2017. Excluding the elimination of lunch operating hours at selected Sullivan’s Steakhouse locations and Hurricane Harvey, total comparable restaurant sales decreased 3.2%, while comparable traffic at all three brands was performing ahead of the market, based on data reported by TDn2K’s Black Box Intelligence.

General and administrative costs increased to $6.6 million in the third quarter of 2017 from $5.4 million in the third quarter of 2016. As a percentage of consolidated revenues, general and administrative costs increased to 9.0% from 7.6%.

GAAP net loss was $1.8 million, or $0.08 per diluted share, in the third quarter of 2017 compared to GAAP net income of $0.8 million, or $0.03 per diluted share, in the third quarter of 2016.

Adjusted net loss* was $0.6 million, or $0.03 per diluted share, in the third quarter of 2017 compared to Adjusted net income* of $0.9 million, or $0.04 per diluted share, in the third quarter of 2016.

The impact of Hurricane Harvey on the third quarter is estimated to have negatively impacted financial results by approximately $0.01 per diluted share on an adjusted basis as we lost 17 operating days across three restaurants in the Houston area.

Restaurant-level EBITDA* decreased $1.5 million, or 12.3%, to $10.7 million in the third quarter of 2017. As a percentage of consolidated revenues, restaurant-level EBITDA* decreased to 14.6% from 17.1%.

Outlook

The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact our future operating results and financial condition.

Based upon current information, we are reiterating our guidance for the 52-week fiscal year 2017, which ends on December 26, 2017 and adding additional guidance related to the impact of hurricanes Harvey and Irma:

  Total comparable restaurant sales of -2% to -1%.**
  One Del Frisco’s Double Eagle Steak House and one Del Frisco’s Grille opening (completed).
  Two Sullivan’s Steakhouse closings (completed).
  Cost of sales of 28.0% to 28.4% of consolidated revenues.
  Restaurant-level EBITDA* of 20.5% to 21.0% of consolidated revenues.
  General and administrative costs of approximately $27.1 million to $28.5 million.
  Consulting engagement costs of approximately $2.8 million.
  Pre-opening costs of approximately $2.1 million to $2.4 million.
  Effective tax rate of approximately 26% to 28%.
  Gross capital expenditures (before tenant allowances and inclusive of remodels and expenditures related to 2018 openings) of $28 million to $30 million.
  Annual adjusted net income* per diluted share of $0.76 to $0.80 excluding hurricane impacts and $0.73 to $0.78 including hurricane impacts. (Both ranges exclude lease termination and closing costs, strategic consulting fees, reorganization severance, legal settlements, and non-recurring donations and assumes no additional share repurchases.)

** includes impact of the elimination of lunch operating hours in selected Sullivan’s Steakhouse markets beginning in the second quarter of 2017.

We have not reconciled guidance for annual Adjusted net income* per diluted share to the corresponding GAAP financial measures because we do not provide guidance for the various reconciling items. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted since these items could vary significantly from period to period (i.e. impairments, restaurant closure costs and stock repurchases.) Accordingly, reconciliations to the corresponding GAAP financial measures are not available without unreasonable effort.

Development
During the third quarter, we opened a Del Frisco's Grille in downtown New York City.

For fiscal year 2018, we expect to open five to seven restaurants, consisting of at least three Del Frisco’s Double Eagle Steak Houses and two Del Frisco’s Grilles.

  We have signed leases for Del Frisco’s Double Eagle Steak Houses in Atlanta, GA and Boston, MA and expect to open both restaurants during the third quarter of 2018. The Atlanta location will utilize a new, smaller prototype design. We expect to open one to two additional Double Eagles in the fourth quarter of 2018.
  The Del Frisco’s Grille in Westwood, MA is currently under construction and is expected to open towards the end of the first quarter of 2018. We also have a signed lease for a Del Frisco’s Grille in Philadelphia, PA which we expect to open during the fourth quarter next year. In addition, we are working on a lease for one further Grille opening in the fourth quarter of 2018. All of these locations will utilize a new, smaller and more efficient prototype design and the later openings are based on learnings from our recent research study.

We are negotiating a lease for a Sullivan’s Steakhouse in Dallas, TX. The restaurant is expected to open in the first half of fiscal year 2019 and will utilize a new prototype design. This location will serve as a showcase restaurant to promote our future franchising program in small to medium tier markets.

Corporate Headquarters Relocation
In November, we will be moving our nearly 60 restaurant support center employees from our current headquarters in Southlake, TX to a 31,450-square-foot facility in the Cypress Waters development in Irving, TX that formerly served as the headquarters for the Cheddar's restaurant chain. This property better aligns with our company growth plans and contains a large test kitchen.

Change to Reporting Calendar
Effective with the onset of fiscal year 2018, we will be utilizing a reporting calendar comprised of four equal quarters of 13 weeks, other than in 53-week years, in which the fourth quarter would contain 14 weeks. Each quarter will contain three periods consisting of five weeks, four weeks and four weeks. The change in reporting calendar will have no impact on the year-end date for any fiscal year. Fiscal year 2018 is a 52-week period ending on December 25, 2018. The next 53-week fiscal year will be 2019. This change will better balance our calendar and align it with the industry.

We will include additional reporting in our fiscal year 2018 10-Q and earnings releases to show comparisons to prior year quarters for key metrics on the basis of the new calendar.

Conference Call
We will host a conference call to discuss the financial results for the third quarter ended September 5, 2017, today at 7:30 AM Central Time. Hosting the conference call will be Norman Abdallah, Chief Executive Officer and Neil Thomson, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 719-325-4910. A replay will be available afterwards and can be accessed by dialing 412-317-6671; the passcode is 7946587. The replay will be available until Friday, October 20, 2017.

The conference call will also be webcast live from our corporate website at www.DFRG.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the conference call has concluded.

About Del Frisco’s Restaurant Group, Inc.
Based in Southlake, Texas, near Dallas, Del Frisco's Restaurant Group, Inc. is a collection of 53 restaurants across 23 states and Washington, D.C., including Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille. Del Frisco's Double Eagle Steak House serves up flawless cuisine that's bold and delicious, an extensive award-winning wine list and a level of service that reminds guests that they're the boss. Sullivan's Steakhouse is a great neighborhood place for a big night out on the town - with outstanding food, hand-shaken martinis, an award-winning wine list, and live entertainment all under one roof. Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.SullivansSteakhouse.com, and www.DelFriscosGrille.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.

Forward-Looking Statements
Certain statements in this press release, including statements under the heading “Outlook” are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.

DEL FRISCO'S RESTAURANT GROUP, INC.
Condensed Consolidated Income Statements - Unaudited
(amounts in thousands, except share and per share data)

	12 weeks ended				36 weeks ended
	September 5,		September 6,		September 5,		September 6,
	2017		2016		2017		2016

Revenues	$73,343	100.0%	$71,407	100.0%	$239,534	100.0%	$232,517	100.0%

Costs and expenses:
Costs of sales	21,641	29.5%	20,236	28.3%	68,855	28.7%	66,091	28.4%
Restaurant operating expenses	39,440	53.8%	37,150	52.0%	120,248	50.2%	113,344	48.7%
Marketing and advertising costs	1,558	2.1%	1,813	2.5%	4,476	1.9%	5,266	2.3%
Pre-opening costs	25	0.0%	1,289	1.8%	2,032	0.8%	1,975	0.8%
General and administrative costs	6,576	9.0%	5,436	7.6%	19,123	8.0%	17,660	7.6%
Donations	834	1.1%	11	0.0%	836	0.3%	16	0.0%
Consulting project costs	153	0.2%	-	0.0%	2,786	1.2%	-	0.0%
Reorganization severance	353	0.5%	-	0.0%	1,072	0.4%	-	0.0%
Lease termination and closing costs	2	0.0%	49	0.1%	540	0.2%	90	0.0%
Depreciation and amortization	5,174	7.1%	4,305	6.0%	14,987	6.3%	12,753	5.5%
	75,756	103.3%	70,289	98.4%	234,955	98.1%	217,195	93.4%

Insurance settlement	234	0.3%	-	-	582	0.2%	-	-

Operating income (loss)	(2,179)	-3.0%	1,118	1.6%	5,161	2.2%	15,322	6.6%

Other income (expense), net:
Interest expense	(342)	-0.5%	4	0.0%	(361)	-0.2%	(51)	-0.0%
Other	(45)	-0.1%	(422.00)	-0.6%	(55)	0.0%	(427)	-0.2%

Income (loss) before income taxes	(2,566)	-3.5%	700	1.0%	4,745	2.0%	14,844	6.4%

Income tax expense (benefit)	(790)	-1.1%	(86)	-0.1%	1,121	0.5%	4,203	1.8%

Net income (loss)	$(1,776)	-2.4%	$786	1.1%	$3,624	1.5%	$10,641	4.6%

Basic income (loss) per share	$(0.08)		$0.03		$0.17		$0.46
Diluted income (loss) per share	$(0.08)		$0.03		$0.16		$0.45

Shares used in computing net income (loss) per common share:
Basic	21,103,172		23,354,237		21,961,554		23,339,677
Diluted	21,103,172		23,430,923		22,179,599		23,417,776

DEL FRISCO'S RESTAURANT GROUP, INC.
Selected Balance Sheet Data - Unaudited
(dollar amounts in thousands)

	September 5,	December 27,
	2017	2016

Cash and cash equivalents	$441	$14,622
Total assets	364,788	370,782
Long-term debt	40,163	-
Total stockholders' equity	213,746	246,366

Reconciliation of Non-GAAP Measures

We prepare our consolidated financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP Adjusted net income (loss), Adjusted EPS and Restaurant-level EBITDA. Adjusted net income (loss) represents GAAP net income (loss) plus the sum of GAAP income tax expense (benefit), lease termination and closing costs, consulting project costs, reorganization severance, non-recurring legal expenses, and donations, minus income tax expense (benefit) at an effective tax rate of 29.0%.  We believe that this operating measure represents a useful internal measure of performance as it excludes certain non-operating related expenditures. Restaurant-level EBITDA is calculated by adding back to operating income (loss), GAAP income tax expense (benefit), other income (expenses), net, depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, general and administrative costs, donations, consulting project costs, reorganization severance, lease termination and closing costs, and insurance settlement proceeds.  We believe that this operating measure also represents a useful internal measure of performance. Accordingly, we include these non-GAAP measures so that investors have the same financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis.  However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate these measures in the same manner.  As a result, these measures as presented may not be directly comparable to similarly titled measures presented by other companies. These non-GAAP measures are presented as supplemental information and not as alternatives to any GAAP measurements.  Please see our recent SEC filings for more information related to non-GAAP measures. The following tables include a reconciliation of net income (loss) to adjusted net income (loss) and operating income (loss) to restaurant-level EBITDA:

DEL FRISCO'S RESTAURANT GROUP, INC.
Condensed Consolidated Income Statements - Unaudited
(amounts in thousands, except share and per share data)

	12 weeks ended		36 weeks ended
$ in thousands	September 5,	September 6,	September 5,	September 6,
	2017	2016	2017	2016
Adjusted Net Income:
GAAP Net Income (Loss)	$(1,776)	$786	$3,624	$10,641
GAAP Income Tax Expense (Benefit)	(790)	(86)	1,121	4,203
Lease termination and closing costs	2	49	540	90
Consulting project costs	153	-	2,786	-
Reorganization severance	353	-	1,072	-
Non-recurring legal expenses	358	-	358
Easement clearance on sale of property	-	500	-	500
Donations	805	-	805	-
Impairment charges	-	-	-	-
Adjusted Pre-tax Income (Loss)	(895)	1,249	10,306	15,434
Income Tax Expense (Benefit) (@29%)	(260)	362	2,989	4,476
Adjusted Net Income	$(635)	$887	$7,317	$10,958
Adjusted net income (loss) per basic share	$(0.03)	$0.04	$0.33	$0.47
Adjusted Net Income (loss) per diluted share	$(0.03)	$0.04	$0.33	$0.47

DEL FRISCO'S RESTAURANT GROUP, INC.
Restaurant-Level EBITDA Reconciliation
(dollar amounts in thousands)

	12 weeks ended		36 weeks ended
$ in thousands	September 5,	September 6,	September 5,	September 6,
	2017	2016	2017	2016
Operating income (loss)	$(2,179)	$1,118	$5,161	$15,322
Add:
Pre-opening costs	25	1,289	2,032	1,975
General and administrative costs	6,576	5,436	19,123	17,660
Donations	834	11	836	16
Consulting project costs	153	-	2,786	-
Reorganization severance	353	-	1,072	-
Lease termination and closing costs	2	49	540	90
Depreciation and amortization	5,174	4,305	14,987	12,753
Insurance settlement	(234)	-	(582)	-
Restaurant-level EBITDA	$10,704	$12,208	$45,955	$47,816

DEL FRISCO'S RESTAURANT GROUP, INC.
Segment Information

	12 Weeks Ended September 5, 2017 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Grille		Consolidated

Revenues	$34,738	100.0%	$12,727	100.0%	$25,878	100.0%	$73,343	100.0%
Costs and expenses:
Cost of sales	10,813	31.1%	3,910	30.7%	6,918	26.7%	21,641	29.5%
Restaurant operating expenses:
Labor	9,482	27.3%	3,935	30.9%	9,078	35.1%	22,495	30.7%
Operating expenses	3,967	11.4%	2,065	16.2%	3,684	14.2%	9,716	13.2%
Occupancy	2,768	8.0%	1,181	9.3%	3,280	12.7%	7,229	9.9%
Restaurant operating expenses	16,217	46.7%	7,181	56.4%	16,042	62.0%	39,440	53.8%
Marketing and advertising costs	642	1.8%	393	3.1%	523	2.0%	1,558	2.1%
Restaurant-level EBITDA	7,066	20.3%	1,243	9.8%	2,395	9.3%	10,704	14.6%

Restaurant operating weeks	153		192		285		630
Average weekly volume	$227.0		$66.3		$90.8		$116.4

	12 Weeks Ended September 6, 2016 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Grille		Consolidated

Revenues	$32,162	100.0%	$15,153	100.0%	$24,092	100.0%	$71,407	100.0%
Costs and expenses:
Cost of sales	9,554	29.7%	4,546	30.0%	6,136	25.5%	20,236	28.3%
Restaurant operating expenses:
Labor	7,949	24.7%	4,924	32.6%	8,100	33.7%	20,973	29.3%
Operating expenses	3,972	12.3%	2,519	16.6%	3,433	14.2%	9,924	13.9%
Occupancy	2,269	7.1%	1,202	7.9%	2,782	11.5%	6,253	8.8%
Restaurant operating expenses	14,190	44.1%	8,645	57.1%	14,315	59.4%	37,150	52.0%
Marketing and advertising costs	784	2.4%	510	3.4%	519	2.2%	1,813	2.5%
Restaurant-level EBITDA	7,634	23.7%	1,452	9.6%	3,122	13.0%	12,208	17.1%

Restaurant operating weeks	141		216		250		607
Average weekly volume	$228.1		$70.2		$96.4		$117.6

	36 Weeks Ended September 5, 2017 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$114,692	100.0%	$46,130	100.0%	$78,712	100.0%	$239,534	100.0%
Costs and expenses:
Cost of sales	34,495	30.1%	13,935	30.2%	20,425	25.9%	68,855	28.7%
Labor	28,781	25.1%	14,015	30.3%	26,974	34.3%	69,770	29.1%
Operating expenses	12,149	10.6%	6,827	14.8%	10,610	13.5%	29,586	12.4%
Occupancy	8,448	7.4%	3,307	7.2%	9,137	11.6%	20,892	8.7%
Restaurant operating expenses	49,378	43.1%	24,149	52.3%	46,721	59.4%	120,248	50.2%
Marketing and advertising costs	1,958	1.7%	1,145	2.5%	1,373	1.7%	4,476	1.9%
Restaurant-level EBITDA	28,861	25.2%	6,901	15.0%	10,193	12.9%	45,955	19.2%

Restaurant operating weeks	447		602		837		1,886
Average weekly volume	$256.6		$76.6		$94.0		$127.0

	36 Weeks Ended September 6, 2016 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$108,449	100.0%	$51,628	100.0%	$72,440	100.0%	$232,517	100.0%
Costs and expenses:
Cost of sales	32,187	29.7%	15,327	29.7%	18,577	25.6%	66,091	28.4%
Labor	25,503	23.5%	15,690	30.3%	23,931	33.0%	65,124	28.0%
Operating expenses	11,936	11.0%	7,732	15.0%	9,656	13.3%	29,324	12.6%
Occupancy	7,336	6.8%	3,697	7.2%	7,863	10.9%	18,896	8.1%
Restaurant operating expenses	44,775	41.3%	27,119	52.5%	41,450	57.2%	113,344	48.7%
Marketing and advertising costs	2,223	2.0%	1,449	2.8%	1,594	2.2%	5,266	2.3%
Restaurant-level EBITDA	29,264	27.0%	7,733	15.0%	10,819	14.9%	47,816	20.6%

Restaurant operating weeks	429		648		730		1,807
Average weekly volume	$252.8		$79.7		$99.2		$128.7

Investor Relations Contact:
Raphael Gross
203-682-8253
investorrelations@dfrg.com

Media Relations Contact:
Christine Beggan
203-682-8329
christine.beggan@icrinc.com